                                                                  EXHIBIT 99(p)

            [UNIVERSITY NATIONAL BANK & TRUST COMPANY LETTERHEAD]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




                             THURSDAY, MAY 6, 1993
                                   4:30 P.M.

TO THE SHAREHOLDERS:

         The Annual Meeting of Shareholders of University National Bank & Trust Company, a national banking association (the "Bank"), will be held at the Bank, 250 Lytton Avenue, Palo Alto, California, on May 6, 1993, at 4:30 p.m. for the following purposes:

         1.      To elect Directors; and

         2. To transact such other business as may properly come before the meeting.

         The names of the Board of Directors' nominees to be Directors of the Bank are set forth in the accompanying Proxy Statement and are incorporated herein by this reference.

         The Bylaws of the Bank provide for the nomination of Directors in the following manner:

         Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Bank entitled to vote for the election of Directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the Chief Executive Officer of the Bank not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of Directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the Chief Executive Officer of the Bank not later than the close of business on the seventh day following the day on which the notice was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the meeting, and upon his instructions, the inspector of elections shall disregard all votes cast for each such nominee.

Only shareholders of record at the close of business on March 17, 1993, are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                        By Order of the Board of Directors,

                                        /s/ Carl J. Schmitt
                                        --------------------------------------
                                        CARL J. SCHMITT,
                                        Chairman of the Board
Palo Alto, California
March 24, 1993

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

            [UNIVERSITY NATIONAL BANK & TRUST COMPANY LETTERHEAD]




                                PROXY STATEMENT

         The accompanying proxy is solicited on behalf of the Board of Directors of University National Bank & Trust Company, a national banking association (the "Bank"), for use at the Annual Meeting of Shareholders to be held at the Bank, 250 Lytton Avenue, Palo Alto, California at 4:30 p.m. on May 6, 1993. The date of this Proxy Statement is March 24, 1993, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                              GENERAL INFORMATION

         Annual Report. An annual report for the fiscal year ended December 31, 1992, is enclosed with this Proxy Statement.

         Voting Securities. Only shareholders of record as of the close of business on March 17, 1993, will be entitled to vote at the meeting and any
adjournment thereof.    At the close of business on that date, the Bank had
outstanding 1,333,842 shares of its $2.50 par value Common Stock (the "Common Stock").

         Shareholders of Common Stock are entitled to one vote for each share held, except that, in the election of Directors, each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by him or her multiplied by the number of Directors to be elected, and he or she may cast all of his or her votes for a single candidate or may distribute his or her votes among any or all of the candidates as he or she chooses. The Company's bylaws provide that a majority of the outstanding stock, represented in person by proxy, shall constitute a quorum for the transaction of business at the meeting.

         Solicitation of Proxies. The Bank will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some officers, Directors and regular employees of the Bank may (without additional compensation) solicit proxies by telephone or personal interview, the cost of which the Bank will bear.

         Voting of Proxies. Any person giving a proxy in the form accompanying this statement has the power to revoke or suspend it prior to its exercise. It is revocable prior to the meeting by an instrument revoking it or by a duly executed proxy bearing a later date, delivered to the Secretary of the Bank.
It is suspended if the shareholder is present at the meeting and elects to vote in person. If the shareholder does not specify otherwise, such shares will be voted (i) in favor of the nominees named herein for election as Directors (and, in the proxy holders' discretion, such shares may be voted cumulatively as the proxy holder deems appropriate so as to maximize the number of named nominees that are elected), and (ii) at the proxy holders' discretion, on such other matters, if any, which may come before the meeting (including any proposal to adjourn the meeting).

         Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of March 17, 1993, with respect to the beneficial ownership of the Bank's Common Stock by (i) all persons known by the Bank to be the beneficial owners of more than 5% of the outstanding Common Stock of the Bank, (ii) each director and director-nominee of the Bank, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Bank as of December 31, 1992 whose salary and bonus for the year ended December 31, 1992 exceeded $100,000, and (iv) all executive officers and directors of the Bank as a group.

                                                                                     SHARES OWNED(1)
                                                                                  ---------------------
         NAME AND ADDRESS OF                                                      NUMBER      PERCENTAGE
          BENEFICIAL OWNERS                                                       OF SHARES     OF CLASS
         -------------------                                                      ---------    ----------
         Carl J. Schmitt  . . . . . . . . . . . . . . . . . . . . . . . . . . .     83,804(2)       6.29
         Robert Schmitt   . . . . . . . . . . . . . . . . . . . . . . . . . . .     68,302(3)       5.13
         Hall Palmer      . . . . . . . . . . . . . . . . . . . . . . . . . . .     27,003(4)       2.03
         Linda R. Meier   . . . . . . . . . . . . . . . . . . . . . . . . . . .     26,338(5)       1.98
         Gayle Anderson   . . . . . . . . . . . . . . . . . . . . . . . . . . .     23,937(6)       1.80
         Leonard Ware     . . . . . . . . . . . . . . . . . . . . . . . . . . .     20,248(7)       1.52
         William A. Preston . . . . . . . . . . . . . . . . . . . . . . . . . .     19,584(8)       1.47
         David Hood       . . . . . . . . . . . . . . . . . . . . . . . . . . .      9,184(9)       0.69
         Suzanne Powers   . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,143(10)      0.46
         George G.C. Parker . . . . . . . . . . . . . . . . . . . . . . . . . .      4,850(11)      0.36
         J. Boyce Nute    . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,927(12)      0.22
         Leslie M. Quist  . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,400(13)      0.18
         Lawrence A. Aufmuth  . . . . . . . . . . . . . . . . . . . . . . . . .      1,700(14)      0.13
         Betsy J. Morgenthaler  . . . . . . . . . . . . . . . . . . . . . . . .      1,200(15)      0.09
         Thomas R. Brown  . . . . . . . . . . . . . . . . . . . . . . . . . . .        700(16)      0.05
         All Current Directors and Executive
         Officers of the Bank as a Group (14 persons) . . . . . . . . . . . . .    222,518(17)     16.70%

__________________________________

     (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, when applicable.

     (2) Includes 42 shares held by spouse, 18,742 shares in the Bank's Profit Sharing Plan, 729 shares in a 401K Plan,
                 3,136 shares in an IRA account, 45,554 shares held in the Schmitt Family Trust of which Carl J. Schmitt is co-trustee and options exercisable for 10,600 shares within 60 days of March 17, 1992.

     (3)         Includes 200 shares held by spouse and 68,102 shares held in trust.

     (4) Includes 4,058 shares in the Bank's Profit Sharing Plan, 1,818 shares in a 401K Plan, 2,411 shares in a rollover 401K Plan, 9,016 shares held in trust and options exercisable for 8,700 shares within 60 days of March 17, 1992.

     (5) Held in the Meier Family Trust, of which Linda R. Meier is co-trustee.

     (6)         Includes 6,811 shares in the  Bank's Profit Sharing Plan,  1,851 shares in a  401K Plan and options exercisable  for
                 3,900 shares within 60 days of March 17, 1992.

     (7)         Includes 6,400 shares owned  of record by the  Ware Family
                 Trusts,  of which Leonard Ware  is co-trustee, and  6,324
                 shares owned by spouse and options exercisable for 200 shares within 60 days of March 17, 1992.

     (8) Includes 2,646 shares held in a profit sharing plan and options exercisable for 200 shares within 60 days of March
                 17, 1992.

     (9)        Includes 200 shares  held by minor child,  1,533 in the Bank's
                 Profit Sharing Plan, 451 shares in a 401K Plan, and options exercisable for 1,800 shares within 60 days of March 17, 1992.

     (10)        Includes 1,654 shares in  the Bank's Profit Sharing  Plan, 489 shares in a 401K Plan, and options exercisable for 1,200 shares within 60 days of March 17, 1992.

     (11) Includes options exercisable for 200 shares within 60 days of March 17, 1992.

     (12)        Includes 245 shares held  in an IRA, 244 shares held in spouse's
                 IRA and options exercisable for 200 shares within 60 days of March 17, 1992.

     (13) Includes options exercisable for 200 shares within 60 days of March 17, 1992.

     (14) Includes 1,500 shares held in an IRA and options exercisable for 200 shares within 60 days of March 17, 1992.

     (15) Includes options exercisable for 200 shares within 60 days of March 17, 1992.

     (16) Includes options exercisable for 200 shares within 60 days of March 17, 1992.

     (17)        Includes 32,798 shares held in the Bank's Profit Sharing
                 Plan, 4,881 shares held in IRA accounts, 7,750 shares held in 401K Plans and 9,016 shares held in trusts of which an executive officer is co-trustee and options exercisable for 28,000 shares within 60 days of March 17, 1992.




                             ELECTION OF DIRECTORS

         The Bylaws of the Bank provide a procedure for nomination for election of members of the Board of Directors, which procedure is printed in full in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Nominations not made in accordance therewith may, in his discretion, be disregarded by the Chairman of the Meeting and, upon his instruction, the inspector of elections shall disregard all votes cast for such nominee(s).

         The Bylaws of the Bank provide that the Board of Directors may fix the number of Directors at any number between five (5) and twenty-five (25), inclusive. The Board of Directors, pursuant to its authority, has set the number of Directors at ten (10) and all ten (10) Directors are to be elected at this meeting to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualify. Unless otherwise cumulatively voted so as to maximize the number of recommended nominees elected, all proxies will be voted for the election of the ten (10) nominees recommended by the Board of Directors, unless authority to vote for the election of Directors or any Director is withheld. All of the nominees are incumbent Directors of the Bank. If any of the nominees should unexpectedly decline or be unable to act as a Director, the proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

         If a quorum is present and voting, the ten nominees for Director receiving the highest number of votes will be elected as Directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

         The table below sets forth for each person nominated for election as a Director certain information with respect to age and background.

                                            POSITION                                           DIRECTOR
NAME                                      WITH THE BANK                              AGE         SINCE
- ----                                      -------------                              ---       ---------
Lawrence A. Aufmuth                          Director                                 47         1991
Thomas R. Brown                              Director                                 54         1991
Linda R. Meier                               Director                                 51         1979
Betsy J. Morgenthaler                        Director                                 39         1991
J. Boyce Nute                                Director                                 55         1986
George G. C. Parker                          Director                                 52         1986
William A. Preston                           Director                                 55         1979
Leslie M. Quist                              Director                                 39         1984
Carl J. Schmitt                              Chairman & Chief Exec. Officer           58         1979
Leonard Ware                                 Director                                 64         1979


     The principal occupation during the past five years of each nominee is as follows:


     Lawrence A. Aufmuth is an attorney and has been a partner in Aufmuth, Fox & Baigent since June, 1988. From July, 1971 to June, 1988, he was a partner with 072 Ware & Freidenrich, a Professional corporation, a law firm in Palo Alto, California.

     Thomas R. Brown has been Chairman of the Board of California Casualty Management Company since 1978, and Chairman of the Board of California Casualty Indemnity Exchange, California Casualty Insurance Company, California Casualty & Fire Insurance Company and California Casualty General Insurance Company since 1978. Since 1972, he has been Director and Vice President of California Casualty & Life Insurance Co.

     Linda R. Meier is the Chair of the Board of Directors of Stanford University Hospital and has been a member of that Board of Directors since 1978. She is Vice President of the Board of Trustees of Stanford University, having joined the Board in 1984. Ms. Meier was treasurer of Lucile Slater Packard Children's Hospital at Stanford Board of Directors from 1990 to 1992.

     J. Boyce Nute has been Chairman, President and Chief Executive Officer of Mayfield Publishing Company (formerly National Press Publishing Corporation) since 1985. From 1971 to 1985 Mr. Nute was President and Chief Executive Officer of National Press Publishing Corporation. Mr. Nute is a member of the Board of Directors of Morgan Kaufman Publishers, Scott/Jones Publishing and Claude Laval Corporation.

     Betsy J. Morgenthaler has been a partner of Jaeger Vineyards since 1973 and a partner of Rutherford Hill Winery since 1975. She serves on the Stanford University Hospital Development Council, Stanford University Hospital Development and Public Affairs Committee and the Advisory Committee of the Center for Economic Policy Research. Mrs. Morgenthaler is a member of the Board of Directors of Stanford University Hospital.

     George G. C. Parker is Professor of Management (Teaching) and Director of the Financial Management Program at the Graduate School of Business at Stanford University. Mr. Parker also provides consulting services to various corporations and banks regarding financial management and strategy. In addition, he is a member of the Board of Managers (Trustees) of Haverford College, Haverford, Pennsylvania.

     William A. Preston is Chairman and Chief Executive Officer of APM, Inc., Palo Alto, California. Mr. Preston has been associated with this company, which is engaged in the manufacture of plastic products, since 1969.

     Leslie M. Quist was Assistant Vice President, Corporate Banking, Wells Fargo Bank, from January, 1979 to November 1983. She is a member of St. Luke's Hospital Junior Auxiliary of San Francisco and a Board member of the Woodside School Foundation.

     Carl L. Schmitt has been Chairman and Chief Executive Officer of the Bank since its organization in 1979. Mr. Schmitt was self-employed as a banking consultant from 1978 to 1979 and was Superintendent of Banks of the State of California from 1975 to 1978. Mr. Schmitt is a member of the Board of Directors of the Lucile Salter Packard Children's Hospital at Stanford and is a member of the Board of Directors of the Federal Reserve Bank of San Francisco.

     Leonard Ware was a partner with Ware & Freidenrich, A Professional Corporation, a law firm in Palo Alto, from 1969 to 1981, and of counsel to that firm from 1981 to June 1992. Mr. Ware has been self-employed as a lawyer since June 1992.

         No Director of the Bank holds directorships in other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, except William A. Preston, who is also a Director of Pacific Scientific Company, a technical manufacturer, and Thomas R. Brown, who is a Director of Hexcel Corporation, an advanced materials manufacturer, and of CorVel Corporation, an independent provider of medical cost containment and managed care services.

Committees of the Board of Directors

         The Board of Directors of the Bank has established an Audit Committee and a Compensation Committee. The members of the Audit Committee are J. Boyce Nute as Chairperson, Thomas R. Brown, George G. C. Parker, and Betsy Morgenthaler. The members of the Compensation Committee are William A. Preston, as Chairperson, Linda R. Meier, and Lawrence A. Aufmuth.

         The Audit Committee met four times during 1992. The functions of the Audit Committee are to recommend the appointment of and to oversee a firm of independent public accountants, whose duty it is to audit the books and records of the Bank for the fiscal year for which they are appointed, to monitor and analyze the results of the internal and regulatory examinations, and to monitor the Bank's financial and accounting organization and financial reporting.

         The Compensation Committee met once during 1992. The function of the Compensation Committee is to make recommendations to the Board of Directors regarding the compensation of the executive officers of the Bank. The Board of Directors makes the final decision regarding such matters. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

         The Bank does not have a nominating committee. The Board of Directors of the Bank performs the function of a nominating committee.

         The Board of Directors had six meetings during 1992. In 1992 all incumbent Directors of the Bank attended at least 75% of the meetings of the Board of Directors and the meetings of all committees, including the Audit and Compensation Committees, on which each Director serves.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following table sets forth information concerning the compensation of the Chief Executive Officer of the Bank and the four other most highly compensated executive officers of the Bank as of December 31, 1992 whose total salary and bonus for the year ended December 31, 1992 exceeded $100,000, for services in all capacities to the Bank and its subsidiaries, during the fiscal years ended December 31, 1990, 1991 and 1992:



                                                    SUMMARY COMPENSATION TABLE


                                                                                    Long Term          All Other
                                        Annual Compensation                        Compensation       Compensation
                                       -------------------------------------       ------------       ------------
                                                                                     Awards
                                                                                     Options
 Name and Principal Position           Year             Salary       Bonus          (Shares)
 ---------------------------           ----             ------       -----          --------
 Carl J. Schmitt, Chairman             1992            $207,600     $172,913               0             $3,043(1)
   and Chief Executive Officer         1991            $200,000     $178,434           3,750                -  (2)
                                       1990            $143,454     $178,527           2,000                -  (2)

 Gayle A. Anderson, Executive          1992             $89,640      $93,107               0                  0
 Vice President,                       1991             $86,377      $96,080           2,500                -  (2)
   Chief Financial Officer and         1990             $80,860      $99,181           2,000                -  (2)
   Secretary to The
   Association

 David Hood, Executive Vice            1992             $89,162      $48,910               0                  0
   President and Senior                1991             $85,950      $31,741           5,000                -  (2)
   Lending Officer                     1990             $80,984      $33,060           1,000                -  (2)

 Hall Palmer, Executive Vice           1992             $89,334      $93,107               0                  0
   President and Senior Trust          1991             $86,299      $96,080           2,500                -  (2)
   Officer                             1990             $80,866      $99,181           2,000                -  (2)

 Suzanne M. Powers,                    1992             $74,376      $33,200           3,000                  0
   Executive Vice President            1991             $67,542      $26,594           1,000                -  (2)
   and Senior Operations               1990             $53,572      $24,795           1,000                -  (2)
   Officer



- --------------------
     (1) Represents an annual premium of $1,754 for disability insurance, and an annual premium of $1,289 for a term life policy covering Mr. Schmitt with a face value of $100,000.

     (2) Information for years prior to fiscal 1992 is not required to be disclosed under the transition provisions of the rules of the Securities and Exchange Commission.

         The following table provides the specified information concerning grants of options to purchase the Bank's Common Stock made during the year ended December 31, 1992 to the persons named in the Summary Compensation Table:


                                     OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  Potential Realizable Value
                                                                                  at Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                        Individual Grants in Fiscal 1992                               for Option Term(1)
- ------------------------------------------------------------------------------    --------------------------

                                     % of
                                     Total
                                    Options
                                    Granted
                                      to           Exercise
                                   Employees        or Base
                       Options     in Fiscal         Price          Expiration
      Name            Granted(2)     Year           ($/Sh)             Date            5% ($)       10% ($)
- ------------------------------------------------------------------------------         ------       -------
Carl J. Schmitt           0            0               0                 0                0             0

Gayle A. Anderson         0            0               0                 0                0             0

David Hood                0            0               0                 0                0             0

Hall Palmer               0            0               0                 0                0             0

Suzanne M. Powers       3,000       27.27%          $24.75            01/22/02         $46,695      $118,335

- -------------------------
         (1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $24.75 in 1992 would yield profits of $6.83 at 5% appreciation over five years, or $15.56 per share at 10% appreciation over the same period.

         (2) Options granted under the Bank's Stock Option Plan (the "Option Plan") are exercisable in five equal installments, commencing one year after the date the option is granted. Under the Option Plan, the Board retains discretion to modify the terms of outstanding options. See also "EXECUTIVE COMPENSATION AND OTHER MATTERS - Change of Control Arrangements."

                  The following table provides the specified information concerning exercises of options to purchase the Bank's Common Stock in the fiscal year ended December 31, 1992, and unexercised options held as of December 31, 1992, by the persons named in the Summary Compensation Table:


                                                    AGGREGATED OPTION EXERCISES
                                                    AND FISCAL YEAR-END VALUES

                   -----------------------------------------------------------------------------------------------------

                                                                                              Value of Unexercised In-
                                                                 Number of Unexercised          the-Money Options at
                                                                  Options at 12/31/92                 12/31/92
                                                              ---------------------------    ---------------------------
                                      Shares
                                      Acquired
                                        on          Value
                   Name               Exercise     Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
                   -----------------------------------------------------------------------------------------------------
                   Carl J. Schmitt      7,426      $122,266      8,600         8,150          $120,750       $17,313

                   Gayle A.             2,000       $27,775      2,400         6,300           $30,900       $41,775
                   Anderson

                   David Hood           2,000       $27,000      2,800         7,200           $38,000       $ 8,000

                   Hall Palmer              0            $0      8,200         6,300           $98,375       $12,750

                   Suzanne M.             200        $5,400        800         6,200            $9,000       $11,750
                   Powers

CERTAIN TRANSACTIONS

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with the Bank's directors, officers, principal shareholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and which, in the opinion of the Bank's management, do not involve a greater risk of collectibility. Furthermore, it is the Bank's policy to preclude its Executive Officers from borrowing from the Bank and any loan to a Director must be approved by the entire Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's executive officers, directors and persons who beneficially own more than 10% of the Bank's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Bank with copies of all Section 16(a) forms filed by such persons.

         Based solely on the Bank's review of such forms furnished to the Bank and written representations from certain reporting persons, the Bank believes that all filing requirements applicable to the Bank's executive officers, directors and more than 10% shareholders were complied with, except that annual statements of ownership for fiscal 1992 for each of the Bank's executive officers, reporting quarterly allocations of shares under the Bank's 401(k) plan, were filed approximately two weeks late.

CHANGE OF CONTROL ARRANGEMENTS

         In the event of a merger or consolidation in which the Bank is not the surviving corporation or the sale of substantially all of the Bank's assets, all outstanding options under the Option Plan become immediately exercisable.

COMPENSATION OF DIRECTORS

         Non-management directors of the Bank were reimbursed during 1992 at the rate of $1,000 per month. The total compensation paid to all non-management directors in 1992 was $121,500. Under the Bank's Outside Directors Stock Option Plan, each Director received a one-time nonqualified stock option for 1,000 shares of the Bank's Common Stock with an exercise price equal to closing market price on date of grant on January 28, 1992. The options become exercisable in five equal annual installments, commencing one year after the date of the grant.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, after deliberation and review of a number of comparable banks ranging in size from $221 million to $1,142 million in average assets for 1991, felt that the Bank's compensation policy relative to its Executive Officers should continue. This policy encompasses the following:

         - That none of the Executive Officers shall have an employment contract nor a golden parachute.

         - That each of the Executive Officers will have a salary base that will be adjusted annually for a change in the CPI. (Chairman and CEO's base for 1992 was $207,600, and the adjustment for all Executive Officers for 1993 is 3.01%.)

         - That the Executive Officers and Senior Vice Presidents will be awarded a participation at the beginning of the fiscal year of a bonus pool which in the aggregate will equal 10% of pre-tax earnings. (Chairman and CEO's allotment of the Bonus Pool for 1992 was 25%, and it will be 23.52% for 1993.)

         - That the Bank allocated 10% of after tax profits before reporting as a contribution to the Bank's Profit Sharing Plan, which is allocated amongst the employees in accordance to each employee's share of the total compensation of the Bank with appropriate provisions to prevent top-heavy allocations to the CEO.

         - That options are considered to be a major ingredient in the compensation package of the Executive Officers. (The Chairman and CEO received a new option of 6,000 shares at the then-current market value as part of the 1993 compensation package.)

         Because of the above, a major portion of the Executive Officers' compensation is in fact variable and dependent upon the profit performance of the Bank, i.e., if the Bank's profits are seriously down, the cash bonus pool will be down by the same proportional amount, and the Executive Officers will share in that loss. On the other hand, the stronger the profits of the Bank are, the higher the compensation to the participants in the pool are. In addition to the Chairman and CEO and the Executive Vice Presidents, all of the Senior Vice Presidents also have allocations in the pool, but the percentage of their compensation derived from the pool is much less.

         Since there are no employment contracts nor golden parachutes, the Executive Officers' performance is always subject to review.






January 12, 1993                        Compensation Committee


                                        William A. Preston, Chairman
                                        Linda R. Meier
                                        Lawrence Aufmuth

                        COMPARISON OF SHAREHOLDER RETURN


         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Bank's Common Stock, par value $2.50, with the cumulative total return of the S&P 500 Composite Index and California Independent Bank Proxy for the period commencing on December 31, 1987 and ending on December 31, 1992.

          COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 31, 1987
                          THROUGH DECEMBER 31, 1992:(1)

               UNIVERSITY NATIONAL BANK & TRUST STOCK PRICE PERFORMANCE





                       1987            1988             1989            1990             1991            1992
                       ----            ----             ----            ----             ----            ----
 UNB                 $100.00          $151.17         $242.55          $199.15         $206.97          $211.70

 S&P 500             $100.00          $116.50         $153.30          $148.52         $193.58          $208.31

 CAL. IND.           $100.00          $134.60         $188.19          $153.98         $149.07          $137.39
 BANK
 PROXY


- ------------------
    (1) Assumes that $100.00 was invested on December 31, 1987 at the closing sales price in the Bank's Common Stock and each index, and that all dividends were reinvested. Shareholder returns over the indicated period should not be considered indicative of future stockholder returns.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed KPMG Peat Marwick as independent public accountants for the Bank's fiscal year ending December 31, 1993. The appointment was made upon the recommendation of the Audit Committee.

         KPMG Peat Marwick has served as the Bank's independent public accountants since May 1989. Audit services provided to the Bank by KPMG Peat Marwick for 1992 considered of the examination of the financial statements of the Bank for the year ended December 31, 1992.

         Each professional service provided by KPMG Peat Marwick either was approved in advance or was subsequently approved, and the possible effect on the auditor's independence was considered, by the Audit Committee.

         A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Bank must be received by the Bank no later than November 24, 1993 which is 120 days prior to the first anniversary of the date on which this Proxy Statement was first sent or given to shareholders. Only one proposal from any one shareholder may be submitted in any one year.

                                 ANNUAL REPORT

         The Annual Report of the Bank containing audited financial statements for the fiscal year ended December 31, 1992, accompanies this Proxy Statement.

         THE BANK HEREBY UNDERTAKES TO DELIVER, AT NO CHARGE, TO EACH SHAREHOLDER OF THE BANK, UPON WRITTEN REQUEST, A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. ALL REQUESTS FOR SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO GAYLE A. ANDERSON, SECRETARY, AT THE BANK, 250 LYTTON AVENUE, PALO ALTO, CALIFORNIA 94301.

                                 OTHER MATTERS

         The Board of Directors knows of no other matters which will be brought before the meeting but if such matters are properly presented to the meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting.

Palo Alto, California
March 24, 1993
                                 UNIVERSITY NATIONAL BANK & TRUST COMPANY, a national banking association, is a member of the Federal Deposit Insurance Corporation and the Federal Reserve System.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

 SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS,
                                MAY 6, 1993

          The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of University National Bank & Trust Company and the accompanying Proxy Statement dated March 24, 1993, and revoking any Proxy heretofore given, hereby constitutes and appoints
Linda R. Meier, George G.C. Parker and Leonard Ware (no officer or employee of the Bank may serve as Proxy) and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of University National Bank & Trust Company, a national banking association, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of the Shareholders of University National Bank & Trust Company, to be held at the Bank, 250 Lytton Avenue, Palo Alto, California, on Thursday, May 6, 1993 at 4:30 p.m. or at any adjournments thereof, upon the following items as set forth in the Notice of Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. All properly executed proxies will be voted as indicated.
          UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE FOLLOWING ITEMS:
1.        To elect as Directors the nominees set forth below.
          [ ]      FOR all nominees listed below (except as marked to the
                   contrary below).
          [ ]      WITHHOLD AUTHORITY to vote for all nominees listed below.
          INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:
L. Aufmuth, T. Brown, L. Meier, B. Morganthaler, J. Nute, G. Parker,
W. Preston, L. Quist, C. Schmitt, L. Ware
2. To transact such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED BY, AND ON BEHALF OF THE BOARD OF DIRECTORS, AND MAY BE REVISED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS.

                                        SHAREHOLDERS
                                        ______________________________________

                                        ______________________________________

                                        Date:_________________________________

                                        Please date and sign exactly as your
                                        name(s) appear.  When signing as
                                        attorney, executor, administrator,
                                        trustee, or guardian, please give full
                                        title.  If more than one trustee, all
                                        should sign.  All joint owners should
                                        sign.  WHETHER OR NOT YOU PLAN TO
                                        ATTEND THIS MEETING, PLEASE SIGN AND
                                        RETURN THIS PROXY AS PROMPTLY AS
                                        POSSIBLE IN THE ENCLOSED POST-PAID
                                        ENVELOPE.  I/we do [ ] or do not [ ]
                                        expect to attend this meeting.

                                        THIS PROXY IS SOLICITED BY, AND ON
                                        BEHALF OF, THE BOARD OF DIRECTORS AND
                                        MAY BE REVOKED PRIOR TO ITS EXERCISE.